Exhibit 3.8

OPERATING AGREEMENT

OF

ARIZONA CHARLIE’S, LLC

This Operating Agreement (the “Agreement”) of Arizona Charlie’s, LLC, a Nevada limited liability company (the “Company”), is made, adopted and entered into at Las Vegas, Nevada, as of May 24, 2004 (the “Effective Date”), by Charlie’s Holding, LLC, a Delaware limited liability company (the “Member”), which is the sole member of the Company, with reference to the recitals set forth below.

R E C I T A L S

A.            On the Effective Date, the Company resulted from the conversion into the Company, pursuant to NRS (as defined below) Section 92A.l05, of Arizona Charlie’s, Inc., a Nevada corporation;

B.            Upon the conversion (the “Conversion”), the Company’s initial member, as named in the Articles (as defined below), was Starfire Holding Corporation, a Delaware corporation (“Starfire”);

C.            Immediately after the Company’s conversion on the Effective Date, Starfire transferred its 100% member’s interest in the Company to the Member pursuant to that certain Membership Interest Purchase Agreement, dated as of January 5, 2004, by and among Starfire, Carl C. Icahn and American Casino & Entertainment Properties LLC, a Delaware limited liability company; and

D.            As of the Effective Date, and pursuant to NRS Section 86.286(1), the Member desires to set forth and adopt this Agreement of the Company to provide for the conduct of the Company’s business and affairs on and after the Effective Date.

NOW, THEREFORE, Member hereby agrees to and adopts the following:

ARTICLE I

DEFINITIONS

Section 1.1             Defined Terms.  The capitalized terms used in this Agreement shall have the following meanings:

“Act” means Chapter 86 of the NRS.

“Affiliate” means with respect to a specified Person, any other Person who or which is (a) directly or indirectly controlling, controlled by or under common control with the specified Person, or (b) any member, stockholder, director, officer, manager, or comparable principal of, or relative or spouse of, the specified Person.  For purposes of this definition, “control”, “controlling”, and “controlled” mean the right to exercise, directly or indirectly, more than fifty percent of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

“Agreement” means this Operating Agreement.

“Articles” means the Articles of Organization of the Company as filed with the office of the Nevada Secretary of State.

“Capital Contribution” means a contribution to the capital of the Company in cash, property, or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding United States federal tax statute enacted after the date of this Agreement.  A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any United States federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

“Company” means Arizona Charlie’s, LLC, a Nevada limited liability company.

“Covered Person” means the Member and any other Person designated by the Member as a Covered Person, or any Person who was, at the time of the act or omission in question, a Member or a Person designated by a Member as a Covered Person.

“Gaming Authority” means those national, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming or gaming activities in any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board.

“Gaming Laws” means those laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in NRS Chapter 463, and the regulations of the Nevada Gaming Commission promulgated thereunder, and the Clark County Code.

“Gaming Licenses” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority necessary for or relating to the conduct of activities or the ownership of an interest in an entity that conducts activities under the Gaming Laws.

“Interest” means the entire ownership interest of the Member in the Company at any time, including the right of the Member to any and all benefits to which the Member may be entitled as provided under the Act and this Agreement.

“Member” means the sole member of the Company.  As of the Effective Date, the Member’s name, address and ownership interest are as set forth on Schedule I attached hereto.

“NRS” means the Nevada Revised Statutes.

“Person” means a natural person, any form of business or social organization and any other non-governmental legal entity including, but not limited to, a corporation, partnership, association, trust, unincorporated organization, estate or limited liability company.

“Records Office” means an office of the Company in Nevada, which may but need not be a place of its business, at which it shall keep all records identified in NRS 86.241, except that none of the lists required to be maintained pursuant to NRS 86.241 need be maintained in alphabetical order, nor shall the Company be required to maintain at its Records Office copies of powers of attorney except those relating to the execution of the Articles and this Agreement.

“Regulations” means the regulations currently in force from time to time as final or temporary that have been issued by the U.S. Department of the Treasury pursuant to its authority under the Code.  If a word or phrase is defined in this Agreement by cross-referencing the Regulations, then to the extent the context of this Agreement and the Regulations require, the term “Member” shall be substituted in the Regulations for the term “partner”, the term “Company” shall be substituted in the Regulations for the term “partnership”, and other similar conforming changes shall be deemed to have been made for purposes of applying the Regulations.

“UCC” means the Uniform Commercial Code as enacted and in effect in the State of Nevada and any other applicable state or jurisdiction.

“Unsuitable Person” means a manager, director, officer, agent or employee of the Company or an Affiliate of such Person, (i) who is denied a Gaming License by any Gaming Authority, disqualified from eligibility for a Gaming License, determined to be unsuitable to own or control an Interest or determined to be unsuitable to be connected with a Person engaged in gaming activities in any jurisdiction by a Gaming Authority, or (ii) whose continued involvement in the business of the Company or Affiliate of the Company as a manager, director officer, agent or employee (A) causes the Company or any Affiliate of the Company to lose or to be threatened with the loss of any Gaming License, or (B) is deemed likely, in the sole and absolute discretion of the Member, based on verifiable information or information received from the Gaming Authorities, to jeopardize or adversely affect the likelihood that the Gaming Authorities will issue a Gaming License to the Company or any Affiliate of the Company or to adversely affect the Company’s or any such Affiliate’s use of or entitlement to any Gaming License.

Section 1.2             Terms and Usage Generally.  All references herein to articles, sections, exhibits and schedules shall be deemed to be references to articles and sections of, and exhibits and schedules to, this Agreement unless the context shall otherwise require.  All exhibits and schedules attached hereto shall be deemed incorporated herein as if set forth in full herein.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to a Person are also to his, her or its successors and permitted assigns.  Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and references to all attachments thereto and instruments incorporated therein.

ARTICLE II

INTRODUCTORY MATTERS

Section 2.1             Formation.  Pursuant to the Act, the Company has been formed as a Nevada limited liability company under the laws of the State of Nevada.  To the extent that the rights or obligations of the Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

Section 2.2             Name.  The name of the Company shall be “Arizona Charlie’s, LLC.”  Subject to compliance with applicable law, the business and affairs of the Company may be conducted under that name or any other name that the Member deems appropriate or advisable.

Section 2.3             Records Office.  The Company shall continuously maintain in the State of Nevada a Records Office.  As of the date hereof, the Records Office is 740 S. Decatur Blvd., Las Vegas, Nevada 98107.  The Records Office may be changed to another location within the State of Nevada as the Member may from time to time determine.

Section 2.4             Other Offices.  The Company may establish and maintain other offices at any time and at any place or places as the Member may designate or as the business of the Company may require.

Section 2.5             Resident Agent and Registered Office.  The resident agent of the Company for service of process shall be as set forth in the Articles or as changed by the Member from time to time.  The Company shall have as its registered office in the State of Nevada the street address of its resident agent.

Section 2.6             Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, to operate, manage and conduct gaming in gaming facilities on or within the premises known as, “Arizona Charlie’s Decatur”, located at 740 S. Decatur Boulevard, Las Vegas, Nevada and engaging all activities necessary or incidental to the foregoing and engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

Section 2.7             Powers of the Company.  The Company shall have the power and authority to take any and all actions necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purpose set forth in Section 2.6, including, but not limited to, the power and authority to:

(a)           borrow money (including from its Member) and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on any or all of the assets of the Company;

(b)           conduct its business and operations in any state, territory, district or possession of the United States or in any foreign country;

(c)           conduct its business, carry on its operations and have and exercise the powers granted by the Act in any state, territory, district or possession of the United States or in any foreign country;

(d)           acquire, by purchase, lease, contribution of property or otherwise, and own, hold, maintain, improve, finance, lease, sell, convey, transfer, exchange, demolish or dispose of any real or personal property;

(e)           enter into guarantees and incur liabilities, borrow money at such rates of interest as the Company may determine, issue its notes, bonds and other obligations, and secure any of its obligations by mortgage or pledge of all or any part of its real or personal property, franchises, and income;

(f)            negotiate, enter into, perform, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to contracts of any kind, including without limitation, contracts with the Member or any Affiliate of the Member;

(g)           purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares, members’ interests or other interests in or obligations of domestic or foreign entities, joint ventures or similar associations, general or limited partnerships or natural persons, or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of it;

(h)           lend money (including to its Member), invest and reinvest its funds and take and hold real and personal property for the payment of funds so loaned or invested;

(i)            sue and be sued, complain and defend and participate in administrative or other proceedings, in its name;

(j)            appoint employees, agents and officers of the Company, and define their duties and fix their compensation;

(k)           indemnify any Person and obtain any and all types of insurance;

(l)            cease its activities and cancel its insurance;

(m)          pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or hold such proceeds against the payment of contingent liabilities; and

(n)           apply for, obtain and maintain any Gaming License.

ARTICLE III

CAPITAL CONTRIBUTIONS

The initial capital of the Company shall be the Capital Contribution of the Member in such amount or value as is set forth opposite the name of the Member on Schedule I attached hereto, such Capital Contribution made in exchange for a 100% ownership interest in the capital and the profits of the Company.  The Member shall not be required to make any additional Capital Contribution to the Company.

ARTICLE IV

PROFITS AND LOSSES

Section 4.1             Profits and Losses.  The Company’s profits and losses for any period shall be allocated to the Member.

Section 4.2             Tax Classification.  So long as the Company has only one Member, it is intended that the Company be disregarded for federal and all relevant state income tax purposes, as provided for by Regulations Sections 301.7701-1, et seq., and comparable provisions of applicable state tax law. In the event that the Company becomes an entity that has more than one Member, it is intended that the Company be treated as a “partnership” for federal and all relevant state income tax purposes, and all available elections shall be made, and take all available actions shall be taken, to cause the Company to be so treated.

ARTICLE V

DISTRIBUTIONS

Section 5.1             Operating Distributions.  Subject to Section 5.2, the Company shall from time to time distribute to the Member such amounts in cash and other assets as shall be determined by the Member.  Promptly following Conversion, the Company shall make the Dividend contemplated in that certain Membership Interest Purchase Agreement dated as January 5, 2004 by and among American Casino & Entertainment Properties LLC, Starfire and Carl C. Icahn.

Section 5.2             Limitations on Distribution.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution if such distribution would violate the NRS or other applicable law or would cause a breach or default under any agreement or instrument to which the Company is a party or by which it or its assets are bound, but instead shall make such distribution as soon as practicable such that the making of such distribution would not cause such violation, breach or default.

ARTICLE VI

MEMBERSHIP

Section 6.1             Limitation of Liability.  The Member shall not be individually liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, except to the extent required by law or in an agreement signed by the Member.  The Member shall not be required to loan any funds to the Company, nor shall the Member be required to make any contribution to the Company except as provided herein, nor shall the Member be subject to any liability to the Company or any third party, as a result of any deficit of the Company.  However, nothing in this Agreement shall prevent the Member from making secured or unsecured loans to the Company by agreement with the Company.

Section 6.2             Management of the Company.  The business and affairs of the Company shall be managed by the Member.  Notwithstanding the foregoing, subject to applicable Gaming Laws, the Member may designate officers of the Company, the initial officers being the persons listed on Schedule II who shall have such power and authority as is generally associated with such office, or as may be otherwise specified by the Member (including, without limitation, the power and authority to execute any instrument, agreement or document that the Member is authorized to execute).  Such execution shall be deemed to constitute a proper approval of the same by the Member.

Section 6.3             Election of Manager.  Initially, there shall not be a “manager” (within the meaning of the Act) of the Company.  Subject to applicable Gaming Laws and the Act, the Member may, from time to time, appoint one or more Persons as managers with such duties, authorities, responsibilities and titles as the Member may deem appropriate.  Such a manager shall serve until such manager’s successor is duly appointed by the Member or until such manager’s earlier removal or resignation.  Any manager appointed by the Member may be removed at any time by the Member.  If any Person elected to serve as a manager is found to be an Unsuitable Person, the Member shall immediately remove such Person as a manager and such Person shall thereupon automatically cease to be a manager.

Section 6.4             Transfer of Interest.  The Interest is personal property, and such Interest may be transferred or assigned, in whole or in part, in the sole discretion of the Member.  Notwithstanding anything to the contrary set forth herein, no Interest in the Company may be issued or transferred in any manner whatsoever except in compliance with all Gaming Licenses of the Company and applicable Gaming Laws.

Section 6.5             Other Ventures.  The Member may engage in other business ventures of every nature and description, whether or not in competition with the Company, independently or with others, and neither the Company nor the Member shall have any right in or to any independent venture or activity or the income or profits therefrom.

ARTICLE VII

DISSOLUTION OF THE COMPANY AND

TERMINATION OF A MEMBER’S INTEREST

Section 7.1             Dissolution.  The Company shall be dissolved and its affairs wound up as determined by the Member or upon the occurrence of an event of dissolution of the Company under the NRS.

Section 7.2             Resignation.  Subject to Section 6.6 and applicable law, the Member may not resign from the Company before the dissolution and winding up of the Company.

Section 7.3             Distribution on Dissolution and Liquidation.  In the event of the dissolution of the Company for any reason, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation and termination of the Company pursuant to the provisions of this Section 7.3, as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)           the Member shall oversee the winding up of the Company’s affairs;

(b)           the assets of the Company shall be liquidated as determined by the Member, or the Member may determine not to sell all or any portion of the assets, in which event such assets shall be distributed in kind; and

(c)           the proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i)            to the expenses of liquidation;

(ii)           to the payment of the debts and liabilities of the Company, including any loans from the Member;

(iii)          to the setting up of any reserves which the Member shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or the Member arising out of or in connection with the Company; and

(iv)          the balance, if any, to the Member.

ARTICLE VIII

LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 8.1             Exculpation.

(a)           No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company, and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, the Member or an authorized officer, employee or agent of the Company, except that the Covered Person shall be liable for any such loss, damage or claim incurred by reason of the Covered Person’s intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

(b)           A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

Section 8.2             Fiduciary Duty.  To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company,

then, to the fullest extent permitted by applicable law, the Covered Person acting under this Agreement shall not be liable to the Company or the Member for its good faith acts or omissions in reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, shall replace such other duties and liabilities of the Covered Person.

Section 8.3             Indemnity.  The Company does hereby indemnify and hold harmless any Covered Person to the fullest extent permitted by the Act.

Section 8.4             Determination of Right to Indemnification.  Any indemnification under Section 8.3, unless ordered by a court or advanced pursuant to Section 8.5 below, shall be made by the Company only as authorized in the specific case upon a determination by the Member that indemnification of the Covered Person is proper in the circumstances.

Section 8.5             Advance Payment of Expenses.  The expenses of the Member incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Member to repay the amount if it is ultimately determined by a court of competent jurisdiction that the Member is not entitled to be indemnified by the Company.  The provisions of this subsection do not affect any rights to advancement of expenses to which personnel of the Company other than the Member may be entitled under any contract or otherwise by law.

Section 8.6             Assets of the Company.  Any indemnification under this Article VIII shall be satisfied solely out of the assets of the Company.  No debt shall be incurred by the Company or the Member in order to provide a source of funds for any indemnity, and the Member shall not have any liability (or any liability to make any additional Capital Contribution) on account thereof.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1             Ownership Certificates.  The Company may issue a certificate to the Member to evidence the Interest.  The Member or any authorized manager or officer of the Company may sign such certificate on behalf of the Company.

Section 9.2             Securities Under the UCC.  The Interest shall be considered a “security” as defined in Section 104.8102(1)(o) of the UCC, and this statement shall constitute an express provision that each such Interest is a security governed by Article 8 of the UCC, within the meaning of Section 104.8103(3) of the UCC, solely for the purposes of establishing the applicability thereto of the provisions of Article 8 governing securities.  The Interest shall not be considered a “security” for any other purpose, nor shall this statement be construed to suggest that the Interest should otherwise be considered a “security.”  The Company shall imprint or otherwise place on the certificate representing the Interest a legend in substantially the following form (in addition to any other legend required by applicable law):

THE OWNERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE SHALL BE CONSIDERED A ‘SECURITY’ AS DEFINED IN SECTION 104.8102(1)(o) OF THE

UCC, AND THIS STATEMENT SHALL CONSTITUTE AN EXPRESS PROVISION THAT THE OWNERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE IS A SECURITY GOVERNED BY ARTICLE 8 OF THE UCC, WITHIN THE MEANING OF SECTION 104.8103(3) OF THE UCC, SOLELY FOR THE PURPOSES OF ESTABLISHING THE APPLICABILITY THERETO OF THE PROVISIONS OF ARTICLE 8 GOVERNING SECURITIES.  THE OWNERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE SHALL NOT BE CONSIDERED A ‘SECURITY’ FOR ANY OTHER PURPOSE. FOR PURPOSES HEREOF, ‘UCC’ SHALL MEAN THE UNIFORM COMMERCIAL CODE AS ENACTED AND IN EFFECT IN THE STATE OF NEVADA AND ANY OTHER APPLICABLE STATE OR JURISDICTION.

Section 9.3             Insurance.  The Company may purchase and maintain insurance, to the extent and in such amounts as the Member shall deem reasonable, on behalf of such Persons as the Member shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company.

Section 9.4             Complete Agreement.  This Agreement, including any schedules or exhibits hereto, together with the Articles, constitutes the complete and exclusive agreement and understanding of the Member with respect to the subject matter contained herein.  This Agreement and the Articles replace and supersede all prior agreements, negotiations, statements, memoranda and understandings, whether written or oral, of the Member.

Section 9.5             Amendments.  This Agreement may be amended only by a writing adopted and signed by the Member.

Section 9.6             Applicable Law; Jurisdiction.  This Agreement, and the rights and obligations of the Member, shall be interpreted and enforced in accordance with and governed by the laws of the State of Nevada without regard to the conflict laws of that State.

Section 9.7             Interpretation.  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions contained herein.  With respect to the definitions in Section 1.1 and in the interpretation of this Agreement generally, the singular may be read as the plural, and vice versa, the neuter gender as the masculine or feminine, and vice versa, and the future tense as the past or present, and vice versa, all interchangeably as the context may require in order to fully effectuate the intent of the Member and the transactions contemplated herein.  Syntax shall yield to the substance of the terms and provisions hereof.

Section 9.8             Counterparts and Facsimile Copies.  Facsimile copies of this Agreement or any approval or written consent of the Member and facsimile signatures hereon or thereon shall have the same force and effect as originals.

Section 9.9             Severability.  If any provision of this Agreement, or any application thereof, is held by a court of competent jurisdiction to be invalid, void, illegal or unenforceable to any extent, that provision, or application thereof, shall be deemed severable and the remainder of this Agreement, and all other applications of such provision, shall not be affected, impaired or invalidated thereby, and shall continue in full force and effect to the fullest extent permitted by law.

Section 9.10           Waivers.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, and no waiver shall be binding unless evidenced by an instrument in writing and executed by the Member.

Section 9.11           No Third Party Beneficiaries.  Except as set forth in Article VIII, this Agreement is adopted solely by and for the benefit of the Member and its respective successors and assigns, and no other Person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

[The signature appears on following page.]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the Effective Date.

By: American Casino & Entertainment Properties LLC, sole member

By:	/s/ Denise Barton
Name:	Denise Barton
Its:	Senior Vice President

[Signature page to Operating Agreement of Arizona Charlie’s, LLC]

SCHEDULE I

Member’s Name:	Charlie’s Holding, LLC

Member’s Address:	100 South Bedford Road Mount Kisco, New York 10549

Member’s Interest:	100%

Member’s Initial Capital Contribution:	$1,000.00

I-1

SCHEDULE II

Name	Title

Richard P. Brown	President and Chief Executive Officer

Denise Barton	Senior Vice President, Chief Financial Officer, Secretary and Treasurer

II-1